MARKER INTERNATIONAL
                              1070 West 2300 South
                           Salt Lake City, Utah 84119
                                 (801) 972-2100


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          to be held September 11, 1996



  To the Shareholders of Marker International:

     You are cordially invited to attend the Annual Meeting of Shareholders of Marker International (the "Company") to be held on September 11, 1996 at 10:00 a.m. Daylight Savings Time at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah, for the following purposes, all of which are more fully set forth in the accompanying proxy statement:

     1. To elect six (6) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

     2. To ratify the appointment of Arthur Andersen & Co. LLP as the independent auditors of the Company for the fiscal year ending March 31, 1997.

     3. To transact such other business as may properly come before the Company or any adjournment thereof.

     Shareholders of record at the close of business on July 25, 1996 are entitled to notice of and will be able to vote at the meeting or any postponements or adjournments thereof.



                              By Order of the Board of Directors



                              Brad L. Stewart
                              Chief Financial Officer and
                              Corporate Secretary

  Salt Lake City, Utah
  July 25, 1996


                          IMPORTANT

  Whether or not you intend to be present at the meeting, please date, sign, and promptly return the enclosed proxy card in the enclosed postage-paid, addressed envelope.

                              MARKER INTERNATIONAL
                              1070 West 2300 South
                           Salt Lake City, Utah 84119



                                 PROXY STATEMENT


                         Annual Meeting of Shareholders
                               September 11, 1996


  SOLICITATION OF PROXIES

  This proxy statement is being furnished to the shareholders of Marker International (the "Company" or "Marker"), a Utah Corporation, in connection with the solicitation by the Board of Directors of the Company of proxies from holders of the Company's Common Stock, for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, September 11, 1996, and at any adjournment or postponement thereof (the "Annual Meeting"). This proxy statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about August 15, 1996.

  The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying material. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by mail.


  VOTING

  The Board of Directors has fixed the close of business on July 25, 1996 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were 10,949,127 shares of Common Stock issued and outstanding. The holders of Common Stock shares on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. Voting is not cumulative.

  Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the six director nominees; FOR the ratification of the appointment by the Board of Directors of Arthur Andersen & Co. LLP to be the independent auditor of the Company for the fiscal year ending March 31, 1997; and in the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

          A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by properly executed proxy is required for a quorum. Abstentions will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Broker non-votes will
  not   be   treated   as  "represented"  for  quorum   purposes.   Under   Utah
  corporate law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed those cast against the proposal.Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against any matter considered at the Annual Meeting.

  VOTING SECURITIES AND THE PRINCIPAL HOLDERS THEREOF

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of July 31, 1996 by (i) each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, (ii) each of the Company's Directors,
  (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group.


  Name and Address of:                               Number of     Percentage of
               Beneficial Owner                      Shares (1)       Class (2)
  -----------------------------------------------------------------------------
  Chancellor Capital Management, Inc.
  1166 Avenue of the Americas
  New York, NY 10036                                  979,500           8.9%


  Directors and Executive Officers
- -------------------------------------
  Henry E. Tauber
  1070 West 2300 South
  Salt Lake City, Utah  84119                       4,506,055          41.2%
  Graham S. Anderson                                   43,286            *
  Eiichi Isomura                                      142,857           1.3%
  John G. McMillian                                   164,643           1.5%
  Vinton H. Sommerville                                54,286            *
  All directors and officers as a group (3)         5,007,522          45.7%

___________________________________________________
  * Denotes less than 1% of outstanding shares




(1) Shares shown include common shares which could be acquired within 60 days of July 31, 1996, by the exercise of outstanding stock options.

(2) All percentages are calculated on the basis of outstanding shares of common stock, plus shares which could be acquired, within 60 days of July 31, 1996, by the exercise of outstanding stock options.

(3) Shares held by officers and directors as a group include 93,750 options which are currently exerciseable. None of the officers and directors named above holds any such options.

PROPOSAL ONE:  ELECTION OF DIRECTORS

       At the Annual Meeting, six (6) directors of the Company are to be elected to serve until the next annual meeting of shareholders and until their successors shall be duly elected and qualified. Each of the nominees for director identified below is currently a director of the Company except for Lucio Roffi, who is being nominated for the first time. If any of the nominees should be unable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The six (6) nominees receiving the highest number of votes at the Annual Meeting will be elected. The Company's full Board of Directors consists of seven members. Consequently, there will remain one vacancy on the Board upon election of directors at the Annual Meeting.

  Nominees for Election as Directors

  Certain information with respect to each nominee is set forth below.

     Henry E. Tauber, 55, President, Chief Executive Officer and Chairman of the Board of Marker International, has served in these capacities since 1984. Since 1981, Mr. Tauber has served as the President of Marker International and since 1980 as the President of Marker USA. From 1974 to 1979, Mr. Tauber was the Alpine Director of the Men's and Women's United States Ski Teams. From 1970 to 1972, Mr. Tauber served as Head Women's Coach of the United States Ski Team and from 1967 to 1969 as Assistant Alpine Coach of the United States Ski Team. Currently, Mr. Tauber is also a Vice President and Council Member of the International Ski Federation, the governing body for international ski racing. Since 1995, Mr. Tauber has also served as a director of Powdr Corp., a holding company which owns Park City Ski Area in Utah and Alpine Meadows in California, among other ski areas. Mr. Tauber received a B.A. from Middlebury College, Vermont and an M.A. from the University of Colorado, Boulder.

     Eiichi Isomura, 59, Chairman of Marker Japan, Executive Vice President and a director of Marker International, has served in these capacities since 1981 and 1990, respectively. Mr. Isomura is also the President of Isomura Sangyo Kaisha Ltd., a diversified holding company that engages in the construction of water treatment facilities, real estate development and other ownership activities. Mr. Isomura is also President of Isomura Seisakusho KK., a manufacturer and distributor of snow making and ski equipment. Mr. Isomura received a Mechanical Engineering degree from Waseda University, Japan

     Graham S. Anderson, 63, has served as a director of Marker International since 1985. From 1987 until 1994, Mr. Anderson served as the Chairman and Chief Executive Officer of Pettit-Morry Co., a regional insurance broker, and for more than five years prior thereto, Mr. Anderson served as President and Chief Executive Officer. Mr. Anderson served as President of the United States Ski Association from 1980 to 1982 and was a member of the United States Olympic Games Ski Committee from 1964 to 1986. Mr Anderson also serves as a director of Commerce Bank Corporation, of Gray Harbor Paper Company and of Acordia Northwest Inc., the successor corporation to Pettit-Morry Co. In addition, Mr. Anderson serves as Chairman of the National Association of Insurance Brokers and of Alberg Holding Co. Mr. Anderson received a B.A. from the University of Washington.

     John G. McMillian, 70, a director of Marker International, has served in this capacity since 1990. From 1987 to 1995, Mr. McMillian served as the Chairman of the Board, President and Chief Financial Officer of Allegheny & Western Energy Corporation. From 1986 to 1989, Mr. McMillian owned and operated Burger Boat Company, Inc. Mr. McMillian also served as Chairman and Chief Executive Officer of Northwest Energy Corporation for nine years until 1983. Marker International was a subsidiary of Northwest Energy Corporation until 1984. Mr. McMillian also serves as a director of SunBank Miami N.A. (SunTrust). Mr. McMillian received a Petroleum Engineering degree from the University of Texas at Austin.

     Lucio Roffi, 50, has served as the Chairman and Chief Executive Officer of DNR Sportsystem, Ltd., a developer, marketer, and distributor of snowboards, snowboard boots, snowboard bindings, and other related products, since its inception in 1990. Mr. Roffi's prior affiliations include consulting arrangements in the automotive, furniture and clothing industries, with companies such as Automobili Lamborghini S.p.A. and Giorgio Armani S.p.A. Mr. Roffi received degrees in Psychology and Engineering from the University of Zurich.

     Each member of the Board of Directors who is not an officer or consultant receives an annual fee of $6,000 for serving on the Board of Directors and reimbursement of expenses for each Board or committee meeting attended. Directors are eligible to participate in the Company's stock option plans.

Board Meetings and Committees

     During the fiscal year ended March 31, 1996, there were 4 meetings held by the Board of Directors of the Company. No director attended fewer than 75 percent of the total number of meetings of the Board and of the committees on which he served.

     The Board of Directors has a standing Compensation Committee, which also functions as a nominating committee, and an Audit Committee. The members of the Audit Committee are Messrs. Graham S. Anderson and Vinton H. Sommerville and the members of the Compensation Committee are Messrs. John G. McMillian and Graham
S. Anderson.

     The Audit Committee met twice during the fiscal year ended March 31, 1996. Its functions are: (a) to review and approve the selection of, and all services performed by, the Company's independent auditor; (b) to review the Company's internal controls; and (c) to review and act and report to the Board of Directors with respect to the scope of audit procedures, accounting practices, and internal accounting and financial controls of the Company.

     The Compensation Committee met once during the fiscal year ended March 31, 1996. The Compensation Committee's responsibilities are: (a) to determine and approve compensation arrangements for executive officers of the Company and to review and oversee any stock option, stock award plan and employee benefit plan or arrangement established by the Board of Directors for the benefit of the executive officers of the Company; and (b) to review and recommend director and officer nominees for election by the Company's shareholders or the Board of Directors, as the case may be. The Compensation Committee does not have a procedure for considering nominees to the Board of Directors who have been recommended by the shareholders.

Executive Officers

     In addition to information above for Messrs. Tauber and Isomura, the following table sets forth information regarding the Company's Executive
Officers:


                                                            Date
                                                         Appointed
                                                         to Present     Other Business Experience
             Name                Title         Age        Position       During Past Five Years
  -------------------------    ----------     -----      ----------     -------------------------

  Masayuki Chiba              President of       53           1992       Executive Vice President of Marker
                              Marker Japan                               Japan, 1988-1992

  Dr. Wilhelm Fahrngruber     Chairman and       55           1990       Not applicable
                              Managing
                              Director of Marker
                              Germany

  Otto H. Harsanyi            Director of Marker 48           1992       Patent Engineer and General Manager of
                              Germany and                                Group Bernard Tapie, 1986-1992
                              Assistant
                              Secretary of
                              Marker
                              International

  Kirk S. Langford            Executive Vice     41           1994       Vice President of Marker USA, 1992-1994;
                              President of                               Director of Sales, Marker USA, 1990-1992
                              Marker USA

  Daryl P. Santos             Vice President of  44           1985       Not applicable
                              Marker
                              International

  Premek Stepanek             Managing Director  59           1991       Manger of Research and Development
                              of Marker Germany                          for Marker Germany, 1984-1991


  Brad L. Stewart             Vice President of  38           1991       Manager at Arthur Andersen & Co.,
                              Finance, Chief                             1988-1991
                              Financial Officer,
                              Secretary and
                              Treasurer of
                              Marker
                              International

  Sally F. Tauber             Vice President of  35           1989        Not applicable
                              Marker Ltd.

  Each executive officer is appointed by the Board of Directors and serves at its pleasure.

  Sally F. Tauber is the wife of Henry E. Tauber.

  Executive Compensation

               Report on Executive Compensation

     The Compensation Committee is responsible for establishing and reviewing the Company's executive compensation policies and for recommending to the Board of Directors on an annual basis the compensation to be paid to the executive officers of the Company. In addition, the Compensation Committee advises the Board of Directors on the administration of the Company's stock option plan for directors, executive officers and certain key employees. None of the members of the Compensation Committee are employees of the Company; however, members of the Committee are eligible to participate in the Company's stock option plan.

     The Company's executive compensation and stock option plan are designed to attract and retain high-caliber executives, directors and other key employees through compensation and benefits which are competitive within the industry and to motivate these individuals to enhance profitability and shareholder value by making them shareholders in the Company. Each year, the Compensation Committee reviews the Company's performance and the compensation, benefits, and stock ownership of each executive and other key employees in comparison to industry peer companies. The Compensation Committee has access to, but is not required to seek, advice and counsel from independent third parties in the performance of its review.

     Base Salaries. Base salaries of the Company's executive officers are intended to be generally competitive with the base salaries of officers holding comparable positions at industry peer companies. Base salaries are determined by evaluating the responsibilities of the position held and the experience and capability of the individual. In addition, consideration is given to both national and local factors in the marketplace for executive talent. The Compensation Committee reviews and recommends adjustments to individual salaries annually, based on an overall evaluation of the performance of the Company and of each executive officer.

     Stock Options. The Company believes that encouraging stock ownership by its management further aligns the interests of management and stockholders in increasing profitability and stockholder value. Under the Company's stock option plan, and upon the advice of the Compensation Committee, the Board of Directors periodically may grant to the Company's key employees non-qualified or incentive

                              MARKER INTERNATIONAL
                                PROXY STATEMENT

stock options, with a purchase price no less than the price of the Company's stock on the date of grant. In recommending that stock options be granted, the Committee typically considers factors similar to those considered for annual bonuses. However, stock options may be granted throughout the year and are less dependent on variables, such as the Company's cash position, than are annual bonuses. Refer to Stock Option Grants in Last Fiscal Year table below for further information regarding stock options granted to executive officers.

     Annual Bonuses. The Compensation Committee may recommend that the Board of Directors award annual cash bonuses to the Company's executive officers and key employees, based on both the Company's performance and each individual's contribution thereto. It may also consider factors such as the bonus levels paid to officers holding comparable positions at industry peer companies and national and local factors in the executive marketplace. The Compensation Committee may set specific performance targets and retains broad discretion in evaluating executive officers and determining their annual bonuses. Individual performance is reviewed subjectively, on a case-by-case basis.

     Chief Executive Officer's Compensation. As indicated in the Summary Compensation Table, during the fiscal year just ended, Mr. Tauber received a base salary of $300,000, a performance bonus of $75,000 and other annual compensation (including perquisites and 401(k) matching amounts) of less than $5,000. Since 1994, by informal arrangement between Mr. Tauber and the Company's Board of Directors, the chief executive officer's salary has been fixed. The chief executive officer's bonus is determined by the Compensation Committee and is approved by the Board of Directors.

  SUBMITTED BY THE COMPENSATION COMMITTEE:

  John G. McMillian
  Graham S. Anderson

     The following table sets forth the compensation paid or accrued by the Company to or on behalf of its Chief Executive Officer and each of its other four most highly compensated executive officers who earned over $100,000 in fiscal years 1996, 1995 and 1994 (collectively, the "Named Executive Officers") for services rendered during the fiscal years ended March 31, 1996, 1995 and 1994.
                           SUMMARY COMPENSATION TABLE



                                                                    Long-Term
                                        Annual Compensation        Compensation
                                                      Other Annual     Awards
  Name and Principal       Fiscal   Salary    Bonus    Compensation   Options   All Other (4)
       Position             Year      $         $           $            #      Compensation
- ----------------------    -------   -------  --------  -------------  ---------  ------------

  Henry E. Tauber          1996     300,000   75,000        (2)            0       1,000
   President and Chief     1995     300,000      0          (2)            0       3,908
   Executive Officer of    1994     300,000      0          (2)            0       2,572
   Marker International

  Eiichi Isomura           1996     212,150      0          (2)            0           0
   Chairman Marker Japan   1995     212,150      0          (2)            0           0
   and Vice President of   1994     212,150      0          (2)            0           0
   Marker International (1)

  Masayuki Chiba           1996     207,414      0          (2)            0           0
   President Marker        1995     207,414      0          (2)       15,000           0
   Japan (1)               1994     207,414      0          (2)            0           0

  Dr. Wilhelm Fahrngruber  1996     206,996      0           0        10,000           0
   Chairman and Managing   1995     179,996      0      27,000(3)     40,000           0
   Director of Marker      1994     179,996      0      27,000(3)          0           0
   Germany (1)

  Premek Stepanek          1996     146,817      0          (2)       10,000           0
   Managing Director of    1995     142,431      0          (2)       40,000           0
   Marker Germany (1)      1994     131,346      0          (2)            0           0
- -----------------------

  (1) The Company pays salaries to its employees in the applicable local currency. The above salaries are translated into US dollars based on exchange rates of US $1 for DM 1.667 and US $1 for Yen 107 with respect to the employees employed by Marker Germany and Marker Japan, respectively.

   (2) The amount of perquisites and other personal benefits received by the indicated officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the year.

   (3) Represents reimbursement of interest expense related to a personal mortgage.

   (4) Amounts indicated pertain to Company contributions to the Company's 401
       (K) retirement plan.

                              MARKER INTERNATIONAL
                                PROXY STATEMENT

     The Company has entered into employment agreements with Premek Stepanek, Managing Director of Marker Germany, Dr. Wilhelm Fahrngruber, Chairman and
Managing Director of Marker Germany and Otto H. Harsanyi, Director of Marker Germany. Mr. Stepanek, Dr. Fahrngruber and Mr. Harsanyi receive base salaries of $137,972, $206,996 and $104,979, respectively (based on an exchange of the German mark to the US dollar of US $1 to DM 1.6667). Mr. Harsanyi's contract expires in 1998, and Mr. Stepanek's and Dr. Fahrngruber's contracts expire in 2000.

Stock Option Grants in Last Fiscal Year

     The following table sets forth information on stock option grants made by the Company to the Named Executive Officers during the fiscal year ended March 31, 1996.


                                                 Potential Realizable Value
                                                  at Assumed Annual Rates of
                                                   Stock Price Appreciation
                      Individual Grants               for Option Term
              ---------------------------------    ----------------------------
                                     % of Total
                                       Options
                           Options    Granted to
                           Granted   Employees in   Exercise  Expiration
Name                          (1)     Fiscal Year     Price      Date          5%        10%
- ---------------------      --------- -------------  --------  -----------   --------  --------
Henry E. Tauber                0          0.0%         $  -         -        $   -      $  -

Eiichi Isomura                 0          0.0             -         -            -         -

Masayuki Chiba                 0          0.0             -         -            -         -

Dr. Wilhelm Fahrngruber   10,000          2.8           6.00      5/24/05     37,734    95,625

Premek Stepanek           10,000          2.8           6.00      5/24/05     37,734    95,625
- --------------------


       (1) Each option granted is for one share of the Company's Common Stock. The options granted are exercisable in cumulative 25% installments commencing one year from the date of grant, with full vesting occurring on the fourth anniversary date.

                              MARKER INTERNATIONAL
                                PROXY STATEMENT

 Aggregated Stock Option Exercises in the Last Fiscal Year and Fiscal Year-End Values

  The following table sets forth information with respect to the exercise of stock options to acquire shares of the Company's Common Stock by the Named Executive Officers during the fiscal year ended March 31, 1996, as well as the aggregate number and value of unexercised options held by the Named Executive Officers on March 31, 1996.

                               Shares                                                                   Value of Unexercised
                              Acquire          Value             Number of Unexercised                       In-the-Money
                            on Exercise       Realized         Options at March 31, 1996             Options at March 31, 1996
         Name                   (#)              ($)         Exercisable        Unexercisable      Exercisable      Unexercisable
- ------------------------   ------------     -----------    ----------------    --------------     -------------    --------------
  Henry E. Tauber                0               0                 0                 0               $      0          $     0

  Eiichi Isomura                 0               0                 0                 0                      0                0

  Masayuki Chiba                 0               0             3,750            11,250                  4,219           12,656

  Dr. Wilhelm Fahrngruber        0               0            10,000            40,000                 11,250           56,250

  Premek Stepanek                0               0            10,000            40,000                 11,250           56,250


  Certain Relationships and Related Transactions

     All of the Company's outstanding Series A Bonds are held by Isomura Sangyo Kaisha Ltd., a Japanese corporation ("Isomura Sangyo" or the "Bondholder"), controlled by Eiichi Isomura, a director of the Company, and his family. The Company issued the Series A Bonds on the effective date of the initial public offering in August 1994 (the "Initial Public Offering"), in exchange for the Redeemable Preferred Stock which was held by Isomura Sangyo at the time of the Initial Public Offering. The amounts and payment schedule of the interest payments on each of the Series A Bonds are the same as those of the corresponding converted Redeemable Preferred Stock. The Series A Bonds are subject to redemption upon not less than 30 days' notice, in whole or in part, at the option of the Company.

     The Series A-1 Bonds had an original aggregate face value amount of $8.0 million and bore interest, payable semi-annually on September 30 and March 31, at the effective borrowing rate for the Bondholder (the "Japanese Bank Rate"), approximately 6.9% and 7.2% for fiscal years ending March 31, 1995 and 1996, respectively. During fiscal year 1995 and 1996, in accordance with the terms of the bonds, Isomura Sangyo redeemed $1.0 million and $2.0 million of the Series A-1 Bonds, respectively. The Bondholder, upon six months prior written notice, may elect to have the Company redeem a portion of the Series A-1 Bonds according to the following schedule:

                             Redemption                 Face Amount
  Notice On or After          On or After              to be Redeemed
- ----------------------    ------------------         -------------------
    April 1, 1996           October 1, 1996                 1,000,000

    April 1, 1997           October 1, 1997                 2,000,000

    April 1, 1998           October 1, 1998                 2,000,000

                              MARKER INTERNAITONAL
                                PROXY STATEMENT

     The redemption price of the Series A-1 Bonds equals the face amount of the portion of such Bonds redeemed plus accrued but unpaid interest thereon.

  The Series A-2 Bonds have an original aggregate face value amount of $10.0 million and bear interest, payable semi-annually on September 30 and March 31, at the Japanese Bank Rate plus three percent of the face value of the bonds outstanding. During the fiscal year ending March 31, 1996, the Bondholder redeemed $2.5 million of Series A-2 Bonds. Upon six months prior written notice, the Bondholder may elect to have the Company redeem a portion of the Series A-2 Bonds, according to the following schedule:


                                   Redemption                 Face Amount
  Notice On or After               On or After              to be Redeemed
- -------------------------      ------------------        ------------------

   June 16, 1996               December 16, 1996               2,500,000

   June 16, 1997               December 16, 1997               2,500,000

   June 16, 1998               December 16, 1998               2,500,000


  The redemption price of the Series A-2 Bonds equals the face amount of the portion of such Bonds redeemed plus accrued, but unpaid interest thereon.

  The Series A-3 Bond has an aggregate face value amount of $1.0 million and bears interest, payable semi-annually on September 30 and March 31, at the Japanese Bank Rate plus three percent of the face value of the Bond outstanding. The Bondholder of the Series A-3 Bond may redeem the Bond by providing six months prior written notice on or after June 16, 1998 for redemption on or after December 16, 1998. The redemption price of the Series A-3 Bond equals the face amount of the Bond redeemed plus accrued but unpaid interest thereon.

  During fiscal years 1994, 1995 and 1996, Marker Japan purchased ski bindings and services totaling approximately $4.6 million, $0.6 million and $13,000 respectively, from Isomura Seisakusho KK ("Isomura Seisakusho"), a company of which Mr. Isomura is the president, director, and owner of more than ten percent of the outstanding stock. In fiscal year 1995, a customer of Marker Japan returned snowmaking equipment of approximately $0.5 million to Marker Japan for warranty purposes. Marker Japan returned this equipment to Isomura Seisakusho, the supplier of such equipment, for reimbursement. As of March 31, 1996, the net account receivable from Isomura Seisakusho was approximately $0.5 million. At March 31, 1995, the net account receivable from Isomura Seisakusho was approximately $0.6 million and at March 31, 1994, the net account payable to Isomura Seisakusho was approximately $0.5 million.

  At March 31, 1996, the Company had outstanding notes in an aggregate amount equal to approximately U.S. $7.5 million payable to Japanese banks. Of these amounts, approximately $1.9 million was secured by assets of Mr. Isomura, a shareholder and director of the Company, and assets of Isomura Sangyo, a shareholder of the Company.

  Marker Japan leases office space in Tokyo, Japan and receives services from Isomura Sangyo. In connection therewith, for the fiscal years 1994, 1995 and 1996, Marker Japan made payments to Isomura Sangyo totaling approximately $268,000, $272,000 and $428,000, respectively.

                              MARKER INTERNATIONAL
                                PROXY STATEMENT

     During the Company's 1994 fiscal year, Isomura Sangyo exchanged 1,000 shares of Common Stock for 1,000 shares of the Series A-2 Preferred Stock and 1,000 shares of Series A-3 Preferred Stock which were subsequently exchanged for Series A Bonds as discussed above.

  The Company purchased insurance through an insurance broker, Acordia Northwest, Inc., of which, Graham S. Anderson, a director of the Company, is also a director. The Company incurred approximately $700,000, $821,000 and $746,000 of premiums for such insurance during fiscal 1994, 1995 and 1996, respectively.

  On June 11, 1996, the Company entered into agreements (collectively, the "Purchase Agreement") with Lucio Roffi and Gregor Furrer & Partner Holding AG ("Gregor Furrer"), pursuant to which the Company purchased on June 26, 1996 an aggregate of 330 shares of DNR Sportsystem from Mr. Roffi and Gregor Furrer for a purchase price of approximately CHF 73,241 (U.S. $58,814) per share, or a total purchase price of approximately CHF 24,169,530 (U.S. $19.4 million). The 330 shares represent 55% of the total outstanding shares of DNR Sportsystem. Among other things, the Purchase Agreement grants each shareholder of DNR Sportsystem ongoing rights of first refusal with respect to future transfers of DNR Sportsystem shares.

  The Company, which previously held 150 shares, or 25% of the outstanding shares of DNR Sportsystem, now holds an 80% interest in DNR Sportsystem as a result of the Company's purchase of an additional 55% of the outstanding shares of DNR Sportsystem. Mr. Roffi and Gregor Furrer now each hold a 10% interest in DNR Sportsystem.


  PROPOSAL TWO:  RATIFICATION OF SELECTION OF AUDITOR

  The Audit Committee has recommended, and the Board of Directors has selected, the firm of Arthur Andersen & Co. LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending March 31, 1997, subject to ratification by the shareholders. Arthur Andersen has acted as independent auditor of the Company since 1984. The Board of Directors anticipates that one or more representatives of Arthur Andersen will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. If you return a proxy card but give no direction on proposal two, your proxy will be voted FOR this proposal.


  OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting. However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

SHAREHOLDER RETURN PERFORMANCE

  The following line graph sets forth, for the period August 31, 1994, the approximate date on which trading of the Company's common stock commenced, through March 31, 1996, a comparison of the percentage change in the cumulative total shareholder return on the Company's common stock compared to the cumulative total return of the NASDAQ Stock Market Index and the Standard & Poor's ("S&P ") 500 stock index.

  The graph assumes that the shares of the Company's common stock were purchased at the initial public offering price of $7.00 per share and that the value of the investment in each of the Company's common stock and the indices was $100 at the beginning of the period.




                             Aug    Dec      Mar    Jun    Sep    Dec     Mar
                            1994   1994     1995    1995   1995   1995    1996
                           -----   ----     ----    ----   ----   ----    ----
  Marker International     100.00  107.14  103.57  91.07  139.25  175.00  117.86
  NASDAQ Stock Mkt         100.00   98.61  107.50 122.96  137.77  139.47  145.97
  S&P  500 Index           100.00   99.26  108.21 117.73  126.30  133.11  139.50


  The stock price performance shown on the graph above represents past performance and is not necessarily indicative of future price performance.

                              MARKER INTERNAIONAL
                                PROXY STATEMENT

  PROPOSALS OF SHAREHOLDERS

  Proposals which shareholders intend to present at the annual meeting to be held in calendar year 1997 must be must be received by Brad L. Stewart, Vice President, Chief Financial Officer, Corporate Secretary and Treasurer of Marker International, at the Company's executive offices, P.O. Box 26548, Salt Lake City, Utah 84126, no later than April 17, 1997.


  SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain of its officers and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors, and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based upon review of the copies of such forms received and regular correspondence with such parties, the Company believes that during the year ended March 31, 1996, all filing requirements applicable to its officers, directors, and greater than 10 percent beneficial owners were complied with. All Form 4 and 5 reports have been filed as required by the Securities Exchange Act of 1934.


  ADDITIONAL INFORMATION

  The Company will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's 1996 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to the Director of Financial Reporting of the Company.

  PROXY

                       MARKER INTERNATIONAL
        Annual Meeting of Shareholders, September 11, 1996
             PROXY SOLICITED BY THE BOARD OF DIRECTORS


  The undersigned hereby appoints Henry E. Tauber and Brad L. Stewart, and each of them, proxies, with full power of substitution, to vote all shares of Marker International (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Shareholders to be held on Wednesday, September 11, 1996 at 10:00 a.m., Mountain Daylight Savings Time, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as specified below:

  1. ELECTION OF DIRECTORS: To elect the nominees for the position of Director below for a one-year term expiring in 1997.

        [ ]    FOR all nominees listed below     [ ]   WITHHOLD AUTHORITY
               except as marked to the contrary        to vote for all nominees
               below.                                  listed below.

       INSTRUCTION: To withhold authority to vote for any individual nominee listed below, strike a line through the nominee's name in the list.

          1.   Henry E. Tauber                    2.   Eiichi Isomura
          3.   Graham S. Anderson                 4.   John G. McMillian
          5.   Vinton H. Sommerville              6.   Lucio Roffi

   2. RATIFICATION OF SELECTION OF AUDITOR:    To  ratify  selection  of  Arthur
      Andersen & Co. LLP, certified public accountants, as independent auditors for the fiscal year ending March 31, 1997.

       [ ] FOR the appointment of Arthur Andersen & Co. LLP as independent auditors for the fiscal year ending March 31, 1997.

       [ ]     AGAINST  the  appointment  of  Arthur  Andersen  &  Co.  LLP   as
               independent auditors for the fiscal year ending March 31, 1997.

       [ ]     ABSTAIN

    3. In their discretion, upon any other matters which may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCK HOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

  PLEASE SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF THE COMPANY. WHEN SHARES ARE HELD AS JOINT TENANTS, BOTH SHOULD SIGN. IF YOUR SHARES ARE HELD AT A BROKERAGE HOUSE, PLEASE INDICATE IN THE SPACE PROVIDED THE NAME OF THE BROKERAGE HOUSE AND THE NUMBER OF SHARES HELD.


  Dated__________________________  No. of Shares_______________________________

  Signature______________________  Signature (if held jointly)_________________

  Print Name_____________________  Print Name__________________________________


         PLEASE MARK, SIGN, DATE, AND RETURN PROXY IN THE SELF-ADDRESSED
                 STAMPED ENVELOPE PROVIDED FOR YOUR CONVENIENCE


                              Marker International
                                 P.O. Box 26548
                            Salt Lake City, UT 84126